AETNA BOND FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna Bond
	Fund ("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		      AFFIRMATIVE VOTES           NEGATIVE VOTES
Morton Ehrlich          2,250,462.242               44,023.575
Maria T. Fighetti       2,245,965.822               48,519.995
David L. Grove          2,248,619.149               45,866.668
Timothy A. Holt         2,250,760.898               43,724.919
Daniel P. Kearney       2,246,472.624               48,013.193
Sidney Koch             2,179,861.857              114,623.960
Shaun P. Mathews        2,250,760.898               43,724.919
Corine T. Norgaard      2,179,861.857              114,623.960
Richard G. Scheide      2,249,432.463               45,053.354


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES           NEGATIVE VOTES
			  2,189,358.960              57,936.195


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES           NEGATIVE VOTES
			  2,180,344.814               55,016.315




4)  Approve or disapprove the restatement of the Investment
    Objective and Policies.


			AFFIRMATIVE VOTES           NEGATIVE VOTES
			  2,168,407.660               78,238.677




EX99.141